Exhibit 15.2

Our ref VSL/745172-000001/29176410v1

Jiayin Group Inc.
18th Floor, Building No. 1, Youyou Century Plaza
428 South Yanggao Road, Pudong New Area
Shanghai 200122
People’s Republic of China

29 April 2024

Dear Sirs

Jiayin Group Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to Jiayin Group Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2023 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report. We further consent to the incorporation by reference of the summary of our opinion under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report, into (a) the Company’s Registration Statement on Form S-8 (No. 333-233615) pertaining to the Company’s 2019 Share Incentive Plan, and (b) the Company’s Registration Statement on Form F-3 (No.333-255898).

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP